AMENDMENT NO. 1 TO
LOAN AND SECURITY AGREEMENT

Amendment No. 1 (the "Amendment"), dated as of April 1, 2011, to a certain Loan and Security Agreement by and between SOVEREIGN BANK, a federal savings bank (“Lender”), with an address at 3 Terry Drive, Suite 102, Newtown, Pennsylvania 18940, and DYNASIL CORPORATION OF AMERICA, a Delaware corporation (“Borrower”).

BACKGROUND

WHEREAS, the Lender and the Borrower made, executed and delivered a Loan and Security Agreement, dated July 7, 2010 (the "Original Loan Agreement”); and

WHEREAS, the Borrower has requested that the Lender amend certain terms and provisions of the Original Loan Agreement, and the Lender is willing to consent to such modifications upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained, and each intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.           Except as expressly defined herein, all terms used herein shall have the meanings ascribed to them in the Original Loan Agreement.  This Amendment is intended to amend the Original Loan Agreement and the Original Loan Agreement shall be so amended from and as of the date hereof.

2.           The definition of “Consolidated EBITDA” set forth in the Original Loan Agreement is hereby amended and restated to read in its entirety as follows:

““Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries on a consolidated basis, without duplication, with respect to any fiscal measurement period, the sum of (a) net income (or loss) for that period, plus (b) the aggregate closing costs and similar costs and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement, plus (c) any other non-recurring or unusual expense or loss acceptable to Lender in its sole discretion, minus (d) any non-recurring gain included in such net income, plus (e) Interest Expense for that period, plus (f) the aggregate amount of federal, state and foreign taxes on or measured by income for that period (whether or not payable during that period), plus (g) depreciation and amortization expense for that period, plus (h) non-cash stock compensation expenses in an aggregate amount not exceeding $1,000,000.00 in any fiscal year, plus (i) the aggregate reasonable transaction costs and expenses incurred in connection with the consummation of any Permitted Acquisition (so long as such Permitted Acquisition was approved by the Lender in accordance with the terms and provisions of this Agreement and actually consummated by the Borrower), and in the case of items (b) - (i), only to the extent included in determining net income for that period, in each case as determined in accordance with GAAP.”

3.           The definition of “Consolidated Fixed Charges” set forth in the Original Loan Agreement is hereby amended and restated to read in its entirety as follows:

““Consolidated Fixed Charges” shall mean with respect to Borrower and its Subsidiaries on a consolidated basis, without duplication, for any fiscal measurement period, the sum of (a) the cash Interest Expense for such period, plus (b) the aggregate principal amount of scheduled payments on any Indebtedness of Borrower or any Subsidiary (including without limitation all Capital Lease Obligations and the Loans) made during such period, plus (c) the sum of all cash dividends and other cash distributions to shareholders or other equity owners paid by Borrower during such period plus (d) the sum of all taxes paid in cash by Borrower during such period.”

4.           Section 13 of the Original Loan Agreement is hereby amended and restated to read in its entirety as follows:

“13. FINANCIAL COVENANTS.

Borrower shall maintain and keep in full force and effect each of the financial covenants set forth below:

(a)           Consolidated Maximum Leverage Ratio.  Borrower shall maintain at all times a Consolidated Maximum Leverage Ratio which is equal to or less than 3.00 to 1.00.  Borrower’s compliance with this covenant shall be tested on a rolling four (4) quarters basis as of the last day of each quarter of each Fiscal Year of Borrower; provided, however, for the purposes of determining the Consolidated Maximum Leverage Ratio at any time during the Ramp-up Period, the denominator of such ratio (for the avoidance of doubt, such denominator includes all items set forth in clause (ii) of the definition of “Consolidated Maximum Leverage Ratio”) shall be determined as follows: (i) at September 30, 2010, on the basis of the fiscal quarter then ended, times 4; (ii) at December 31, 2010, on the basis of the six (6) months then ended, times 2; and (iii) at March 31, 2011, on the basis of the nine months then ended, times 4/3. Borrower and Lender hereby agree that, for purposes of calculating Consolidated Maximum Leverage Ratio hereunder during the Ramp-up Period, the amounts set forth in clauses (b), (c), (d) and (i) of the definition of “Consolidated EBITDA” shall not be annualized for any period.

(b)           Consolidated Fixed Charge Coverage Ratio.  Borrower shall maintain at all times a Consolidated Fixed Charge Coverage Ratio of not less than 1.20 to 1.00.  Compliance with this covenant shall be tested on a rolling four (4) quarters basis as of the last day of each quarter of each Fiscal Year of Borrower; provided, however, for the purposes of determining the Consolidated Fixed Charge Ratio at any time prior to June 30, 2011 (the “Ramp-up Period”), the numerator (for the avoidance of doubt, such numerator includes all items set forth in clause (i) of the definition of “Consolidated Fixed Charge Coverage Ratio”) and the denominator of such ratio (for the avoidance of doubt, such denominator includes all items set forth in clause (ii) of the definition of “Consolidated Fixed Charge Coverage Ratio”) shall be determined as follows: (i) at September 30, 2010, on the basis of the fiscal quarter then ended, times 4; (ii) at December 31, 2010, on the basis of the six (6) months then ended, times 2; and (iii) at March 31, 2011, on the basis of the nine months then ended, times 4/3. Borrower and Lender hereby agree that, for purposes of calculating Consolidated Fixed Charge Ratio hereunder during the Ramp-up Period, the amounts set forth in clauses (b), (c), (d) and (i) of the definition of “Consolidated EBITDA” shall not be annualized for any period.

(c)           Unfunded Capital Expenditures.  During the Fiscal Year of the Borrower ending on September 30, 2011, Borrower shall not incur Unfunded Capital Expenditures in excess of $2,000,000.00 in the aggregate (tested as of the last day of each fiscal quarter of such Fiscal Year on a year-to-date basis). During each Fiscal Year of the Borrower ending after September 30, 2011, Borrower shall not incur Unfunded Capital Expenditures in excess of $1,700,000.00 in the aggregate (tested as of the last day of each fiscal quarter ended after September 30, 2011 on a year-to-date basis).

(d)           Minimum Liquidity.  At all times, Borrower shall maintain aggregate minimum cash balances of not less than $1,000,000.00 in accounts maintained by the Borrower with the Bank (to be verified in writing by Borrower as of the last day of each fiscal quarter of each Fiscal Year).”

5.           All representations, warranties and covenants of the Borrower contained in the Original Loan Agreement are hereby ratified and confirmed by the Borrower without condition as if made anew upon the execution of this Amendment and are hereby incorporated by reference.  All representations, warranties and covenants of the Borrower, whether hereunder, or contained in the Original Loan Agreement or in any Other Agreement shall remain in full force and effect until all amounts due under the Original Loan Agreement, as amended herein, the Notes, and each Other Agreement are satisfied in full.

6.           Except as modified by the terms hereof, all terms, provisions and conditions of the Original Loan Agreement are in full force and effect and are hereby incorporated by reference as if set forth herein.  This Amendment and the Original Loan Agreement shall be deemed as complementing and not restricting the Lender's rights hereunder or thereunder.  If there is any conflict or discrepancy between the provisions of this Amendment and any provision of the Original Loan Agreement, the terms and provisions of this Amendment shall control and prevail.

7.           The Borrower hereby represents, warrants and certifies to the Lender that no Default or Event of Default has occurred and is presently existing under the Loan Documents.

8.           Pursuant to the terms of the Original Loan Agreement, as amended herein, the Borrower have provided to the Lender, as security for the payment of all Loans now or in the future made by the Lender to the Borrower and for the payment or other satisfaction of all other Liabilities, a first priority, perfected security interest in the Collateral.  The Borrower hereby ratifies and confirms the liens and security interests granted under the Original Loan Agreement and the Other Agreements; and further ratifies and confirms, without condition, that the perfected status and priority of such liens and security interests shall not be affected in any way by the amendments to the Original Loan Agreement as set forth herein.

9.           This Amendment (a) shall be construed and enforced in accordance with the laws of the State of New Jersey; (b) shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; (c) may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument; and (d) may only be amended or modified pursuant to a writing signed by the parties hereto.

10.           The Borrower hereby agrees that it will pay or cause to be paid, or reimburse the Lender for, all of the costs and expenses incurred by the Lender in connection with negotiation, preparation and enforcement of this Amendment and the transactions contemplated herein, including without limitation the fees and out-of-pocket expenses of the Lender’s legal counsel.

11.           The Borrower hereby waives any and all rights which it may have to a jury trial in connection with any litigation commenced or against the Lender with respect to the right and obligations of the parties hereto.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed and delivered by their respective officers thereunto duly authorized.

DYNASIL CORPORATION OF AMERICA

By:	/s/ Richard A. Johnson
Name: Richard A. Johnson
Title: Chief Financial Officer

SOVEREIGN BANK

By:	/s/ Daniel Vereb
Name: Daniel Vereb
Title: Senior Vice President